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                                  EXHIBIT 02.6

                                  PRESS RELEASE

             BRESLER & REINER, INC. (OTC) ANNOUNCES THE FORMATION OF
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            A JOINT VENTURE TO REDEVELOP THE D.C. WATERFRONT COMPLEX
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Washington, D.C. - October 2, 2002: Bresler & Reiner, Inc. (OTC Bulletin Board:
BRER.OB) announced that the physical and economic studies have been satisfactorily completed and therefore it has formed a joint venture with K/FCE Management, LLC ("K/FCE") an affiliate of the Washington, D.C. based developer, The Kaempfer Company, Inc. and of the national developer, Forest City Enterprises, Inc., to redevelop the Waterfront Complex located in the southwest section of Washington, D.C.

For the past thirty years the approximately 1,000,000 square feet of office space in the Waterfront Complex has been leased to the government as the headquarters of the Environmental Protection Agency. The EPA lease expired last month and the office space is mostly vacant. The complex also contains some retail space, a portion of which is also vacant. Marketing efforts have commenced to secure new office and retail tenants, but no new leases have as yet been finalized.

Affiliates of K/FCE will be responsible for marketing, leasing, redeveloping and managing the complex. K/FCE has committed to contribute the first $25,000,000 required to redevelop the Complex. The Company will be obligated to contribute a portion of the funds in excess of $25,000,000 if additional funds are required to redevelop and lease the property. Management is unable to estimate at this time how much the Company will be required to contribute in the future.

Sidney M. Bresler, CEO of Bresler & Reiner, Inc. stated that he was very pleased that developers of the stature of Forest City and Kaempfer have agreed to partner with the Company to redevelop the Waterfront Complex.

Except for the historical information contained herein, this release contains forward looking statements that involve risks and uncertainties with respect to the redevelopment of the Waterfront Complex, such as the availability of financing, governmental and community cooperation, the availability of tenants for the redeveloped property and the cost of redevelopment. Actual future results and developments may therefore differ materially from those described in this release.

Bresler & Reiner, Inc. owns, operates and manages motel/hotel, apartment and office projects primarily in the Washington, D.C. metropolitan area.